As filed with the Securities and Exchange Commission on February 12, 2025

Registration No. 333-163866

Registration No. 333-198974

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-163866

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-198974

UNDER

THE SECURITIES ACT OF 1933

RETAIL OPPORTUNITY INVESTMENTS CORP.

(Exact name of registrant as specified in its charter)

Maryland	26-0500600
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11250 El Camino Real, Suite 200

San Diego, California 92130

(858) 677-0900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jacob Werner

Senior Managing Director and Chief Executive Officer

345 Park Avenue

New York, New York 10154

(Name and address, including zip code, of agent for service)

(212) 583-5000

(Telephone number, including area code, of agent for service)

Copies to:

Brian M. Stadler

Matthew B. Rogers

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Retail Opportunity Investments Corp., a Maryland corporation (the “Company”), relate to the following registration statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”):

•

Registration Statement No. 333-163866, which was filed by Retail Opportunity Investments Corp. (formerly known as NRDC Acquisition Corp.), a Delaware corporation (the “Predecessor Registrant”), with the Securities and Exchange Commission (the “SEC”) on December 18, 2009, as amended on April 28, 2010 and April  29, 2010, and as further amended by the Post-Effective Amendment No. 1 to Form  S-3, which was filed by the Company with the SEC on June 3, 2011 in connection with the Predecessor Registrant’s reincorporation under the laws of the State of Maryland, effective as of June 2, 2011

•	Registration Statement No. 333-198974, which was filed by the Company with the SEC on September 26, 2014, as amended on April 3, 2015

On February 12, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 6, 2024, by and among the Company, Retail Opportunity Investments Partnership, LP, a Delaware limited partnership, Montana Purchaser LLC, a Delaware limited liability company (“Buyer 1”), Mountain Purchaser LLC, a Delaware limited liability company (“Buyer 2”), Big Sky Purchaser LLC, a Delaware limited liability company (“Buyer 3” and, together with Buyer 1 and Buyer 2, collectively, “Parent”), Montana Merger Sub Inc., a Maryland corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”) and Montana Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of Merger Sub I, Merger Sub I merged with and into the Company, with the Company continuing as the surviving company in the merger (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statements but unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on February 12, 2025. No other person is required to sign these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Retail Opportunity Investments Corp.

By:	/s/ Jacob Werner
Name: Jacob Werner
Title: Senior Managing Director and Chief Executive Officer